Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Location of Formation

Connecticut Storage Fund	California
PS Co-Investment Partners	California
PS Illinois Trust	Delaware
PS Insurance Company – Hawaii, Ltd.	Hawaii
PS Orangeco, Inc.	California
PS Partners, Ltd.	California
PS Partners VIII, Ltd.	California
PS Tennessee, L.P.	Tennessee
PS LPT Properties Investors	Maryland
PSA Institutional Partners, L.P.	California
PSAC Development Partners, L.P	California
Public Storage Properties IV, Ltd.	California
Public Storage Properties V, Ltd.	California
Public Storage Institutional Fund	California
Public Storage Institutional Fund III	California
Public Storage Pickup & Delivery, L.P.	California
Secure Mini Storage.	Minnesota
STOR-Re Mutual Insurance Corporation	Hawaii
Storage Trust Properties, L.P.	Delaware
Shurgard Storage Centers LLC	Delaware
SSC Evergreen LLC	Delaware
SSC Property Holdings LLC	Delaware
SSCI Minnesota LLC	Delaware